                                                                   Exhibit 10.10

                 VISTEON SALARIED EMPLOYEE TRANSITION AGREEMENT

     This Agreement relating to certain employment matters and employee benefit plans (this "AGREEMENT" ) dated effective as of October 1, 2005 (the "EFFECTIVE DATE") is made and entered into by and between Visteon Corporation, a Delaware corporation ("VISTEON") and Ford Motor Company, a Delaware corporation ("FORD"). Visteon and Ford are referred to herein individually as a "PARTY" and collectively as the "PARTIES".

                                   WITNESSETH:

     WHEREAS, Visteon and Ford have agreed to restructure their business and commercial relationships, resulting in, among other matters, a Ford controlled entity acquiring, through the purchase of Automotive Components Holdings, Inc. f/k/a VFH Holdings, Inc., a Delaware corporation, certain assets and liabilities related to Visteon's North American business pursuant to a Visteon "B" Purchase Agreement dated as of September 12, 2005 which assets will be held by Automotive Components Holdings, LLC f/k/a/ VFH Holdings, LLC, a Delaware limited liability company ("ACH") and wholly-owned subsidiary of Automotive Components Holdings, Inc. f/k/a/ VFH Holdings, Inc.;

     WHEREAS, Visteon is engaged in the business of manufacturing and assembling automotive parts and providing related services at its Rawsonville plant ("RAWSONVILLE PLANT"), Sterling I and II plants and Sterling Test Labs (collectively "STERLING PLANTS") (each of Rawsonville Plant and Sterling Plants a "PLANT" and collectively the "PLANTS"), located in Southeast Michigan (the "BUSINESS");

     WHEREAS, pursuant to the Contribution Agreement between Visteon Corporation and Automotive Components Holdings, Inc. f/k/a/ VFH Holdings, Inc. dated as of September 12, 2005 (the "Contribution Agreement"), Visteon agreed to contribute the Plants to ACH;

     WHEREAS, pursuant to the terms of a Memorandum of Agreement dated as of May 24, 2005 by and between the International Union, United Automobile Aerospace and Agricultural Implement Workers of America, UAW and its affiliated locals (collectively, "UAW" or the "UNION"), Ford and Visteon (the "MOA"), the parties thereto agreed that the Plants would be transferred to Ford provided that a local competitive operating agreement ("COA") for each Plant is approved by the UAW prior to the closing date of the restructuring actions. If COA's are not approved by such closing date, the Plants will remain ACH owned plants. If a COA is approved at the Sterling Plants but not the Rawsonville Plant, or vice versa, then only the Plant that approved the COA would be transferred to Ford;

     WHEREAS, Visteon employs certain salaried employees who are either employed at the Plants or otherwise principally support the Business ("VISTEON SALARIED EMPLOYEES"); and

     WHEREAS, in the event any of the Plants are transferred from ACH to Ford, the Parties desire that the Visteon Salaried Employees associated with the Plants be transferred to Ford effective on the Employment Date (as hereafter defined).

     NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Section 1.01. Definitions. Unless otherwise defined herein, the capitalized terms used herein shall have the following meanings:

     "EMPLOYEE ROSTER" shall mean for each of the Plants a list of the Visteon Employees as of May 24, 2005 who either (i) are engaged in the Business and are assigned to the Plants; or (ii) principally support the Business as of May 24, 2005, together with such other information as Ford may reasonably require, as set forth in Exhibit 1.01 attached hereto.

     "TRANSFERRED EMPLOYEES" shall mean:

     (i) Active Visteon Employees who are transferred pursuant to the terms hereof and who either (A) are engaged in the Business and who are actively at work at the Plants the day immediately prior to the Transition Date including those on contractual paid time off (i.e., jury duty, bereavement, short term military service, vacation and holiday); or (B) principally support the Business, regardless of location, as verified by Ford prior to the Transition Date;

     (ii) Inactive Visteon Employees who make an Effective Return to Work (as hereafter defined) after the Transition Date. For this purpose, "EFFECTIVE RETURN TO WORK" shall mean the period of time (i.e., one month) that an employee must be back to work at Visteon before being eligible to file a new claim for any condition as determined under the Visteon Salaried Disability Plan; and

     (iii) Former Active Visteon Employees who as of the Transition Date are Visteon employees and are assigned by Visteon to work in parts of Visteon's business other than the Business, on the date of such return, subject to Ford approval.

     "TRANSITION DATE" shall mean January 1, 2006.

     "VISTEON EMPLOYEES" shall mean:

     (i) U.S. persons who are enrolled on the Visteon salaried payroll who are full-time employees, and who either are (A) engaged in the Business and actively at work at the Plants on the day immediately prior to the Transition Date, including those on contractual paid time off with reinstatement rights (i.e., paid absence for jury duty, bereavement, short term military service, vacation or holiday), and those on reduced or alternate work schedules ("ACTIVE VISTEON EMPLOYEES"); or (B) who are principally engaged in the support of the Business;

     (ii) U.S. persons who are enrolled on the Visteon salaried payroll who are full-time employees who are not at work at the Plants the day immediately prior to the Transition Date and who are entitled to reinstatement on return to employment, including those on leave of absence, layoff status, workers' compensation leave, short term disability leave or long term disability leave ("INACTIVE VISTEON EMPLOYEES"). For avoidance of doubt, Inactive Visteon Employees shall not include Visteon employees without reinstatement rights such as former Visteon employees who have terminated service by quit, death, voluntary or involuntary separation; and

     (iii) U.S. persons who are enrolled on the Visteon salaried payroll who are full-time employees who work for businesses of Visteon other than the Business but who were former Active Visteon Employees with a right to return home to the Plants at the conclusion of the present assignment to the other businesses ("FORMER ACTIVE VISTEON EMPLOYEES").

                                    ARTICLE 2
                            EMPLOYMENT RESPONSIBILITY

     Section 2.01. Employee Census. A preliminary employee census is attached as
Schedule 2.01 ("PRELIMINARY EMPLOYEE CENSUS"). The Preliminary Employee Census sets forth:

          (i) a list of all Active Visteon Employees by Plant, name and global identification number;

          (ii) a list of all Inactive Visteon Employees by Plant, name and global identification number;

          (iii) a list of all Former Active Visteon Employees by Plant, name and global identification number;

          (iv) the job classification of each Active, Inactive or Former Active Visteon Employee;

          (v) the Visteon Service Date of each Active, Inactive or Former Active Visteon Employee;

          (vi) the monthly base salary applicable to each Active, Inactive or Former Active Visteon Employee;
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          (vii) the reason for any absence of any Visteon Inactive Employee and the date any leave expires; and

          (viii) the assignment of any Former Active Visteon Employee and the date such employee is expected to return from the non-Business assignment.

     Within ten (10) days of the date hereof, Ford shall compare the Preliminary Employee Census with the Employee Roster and to the extent of any discrepancies, Visteon shall explain to Ford the basis for such discrepancies. Ford shall have the unilateral right to reject any Visteon Employee listed on the Preliminary Employee Census if such employee was not listed on the Employee Roster and the discrepancy, in the sole judgment of Ford, is not reasonably explained. Visteon shall revise the Preliminary Employee Census accordingly as of the Transition Date to reflect any applicable changes after consultation with Ford. The revised Employee Census shall be delivered to Ford within ten (10) days of the Transition Date. Ford shall have an additional ten days (10) to approve the revised Employee Census. After the revised Employee Census is approved by Ford, it shall be the Final Employee Census. Visteon shall provide Ford, in a manner mutually agreed upon, with the social security numbers for each Active and Inactive Visteon Employee included in the Final Employee Census and both parties shall use their commercially reasonable best efforts to keep such social security numbers confidential.

     Section 2.02. Employment Transfer. Visteon shall transfer the employment of the Active Visteon Employees effective as of the Transition Date and such employees shall become Transferred Employees effective on the Transition Date. If an Inactive Visteon Employee makes an Effective Return to Work, Visteon shall transfer the employment of such employee to Ford effective on the date the Inactive Visteon Employee makes the Effective Return to Work ("REINSTATEMENT DATE"), and such employee shall become a Transferred Employee on the Reinstatement Date. For the period commencing with the Inactive Visteon Employee's return to work and the Effective Return to Work, the Inactive Visteon Employee will remain on Visteon's salaried employment rolls and shall be leased to Ford under the terms of the Visteon Salaried Employee Lease Agreement (Rawsonville/Sterling) described in Section 2.07 hereof. Within thirty (30) days prior to the date a Former Active Visteon Employee is scheduled to return to a Plant from a non-Business assignment, Visteon and Ford shall meet to discuss the circumstances with respect to such employee and Ford, at its option, may authorize the transfer of the Former Active Visteon Employee to Ford effective as of the date such employee is scheduled to return (the "RETURN DATE"). Such an employee shall become a Transferred Employee on the Return Date. If Ford elects not to authorize the transfer of the Former Active Visteon Employee, Visteon shall be responsible for such employee in all respects. The Transition Date, the Reinstatement Date, or the Return Date, as applicable, shall be known hereafter as the "EMPLOYMENT DATE."

     Section 2.03. Service Date. The service date of the Transferred Employees shall be the Employment Date, except as otherwise provided for in this Agreement. For purposes of fulfilling a Ford requirement of time on position for transfers or promotions, Ford shall credit the time at Visteon or at Ford prior to July 1, 2000, towards any such time requirements.

     Section 2.04. Employment and Medical Records.

     (a) Employment Records. Visteon shall transfer to Ford any employment records of any kind related to the Transferred Employees as soon as practicable after the Employment Date. To the extent that any state law requires employee consent to such transfer, the Parties shall use their respective best efforts to obtain employee consent to such transfer. Visteon shall cooperate in any requests by Ford to scan such records into Ford's central data base.

     (b) Medical Records. For purposes of this Section (b), a "MEDICAL RECORD" shall include, but is not limited to, reports, histories and physicals, progress notes, and other patient information (e.g., x-rays and x-ray readings, medical surveillance examinations, laboratory reports, operative reports, consultations, etc.). The medical record may be maintained in hard copy and/or on computerized systems. Visteon confirms that all Visteon Employees received a post-offer preplacement health assessment prior to hire at Visteon and that the assessment is the equivalent of a Ford post-offer preplacement screen. Ford shall not require a post-offer pre-placement screen for a Transferred Employee. After the Employment Date, all medical records with respect to the Transferred Employees will either remain at the applicable Plant Medical Office or if maintained at a different Visteon location, shall be transferred to the applicable Plant Medical Office, and in either case shall be owned by Ford.

     Section 2.05. Vacation. Transferred Employees shall be grandfathered into their Visteon vacation eligibility and Ford shall recognize such vacation eligibility for purposes of the Ford vacation schedule. Visteon service shall be counted towards any service related schedule for Ford vacation eligibility.

     Section 2.06. Salary. A Transferred Employee will be assigned to the appropriate Ford salary grade or leadership level, as determined by Ford. Individual base salaries will not be reduced.

     Section 2.07. Salaried Lease Arrangements. Between the Effective Date and the Transition Date, Visteon agrees to lease to Ford the Active Visteon Salaried Employees pursuant to the terms of the Visteon Salaried Employee Lease Agreement (Rawsonville/Sterling) dated as of even date herewith between Ford and Visteon ("LEASE AGREEMENT"). In the event an Inactive Visteon Employee makes an Effective Return to Work prior to the Transition Date, Visteon shall lease such employee to Ford pursuant to the Lease Agreement until the Transition Date. After the Transition Date, Visteon shall lease to Ford pursuant to the Lease Agreement those Inactive Visteon Employees who have returned to work but not made an Effective Return to Work for the period prior to their transfer to Ford.

                                    ARTICLE 3
                             EMPLOYEE BENEFIT PLANS

     Section 3.01. Primary Pension Plans.

     (a) Ford Retirement Plan. The Ford Retirement Plan ("FRP") shall provide retirement benefits on or after the Employment Date for all Transferred Employees. Vesting and eligibility for benefits under the FRP shall be determined by using the Transferred Employee's Visteon service date; provided, however, that the Ford original hire date will be used for those employees who had service prior to July 1, 2000.

     (b) Transferred Employees with Grow-In Rights Under the Ford General Retirement Plan. Pursuant to the Amended and Restated Employee Transition Agreement between Ford and Visteon dated as of April 1, 2000 and restated as of December 19, 2003, and as amended by Amendment Number One to Amended and Restated Employee Transition Agreement dated effective as of December 19, 2003, and as further amended by Amendment Number Two to Amended and Restated Employee Transition Agreement dated as of even date herewith ("EMPLOYEE TRANSITION AGREEMENT"), certain Ford employees who were transferred to Visteon from Ford who as of July 1, 2000 had a combination of age and credited service under the Ford General Retirement Plan ("GRP") that equals or exceeds sixty points and could have become eligible for normal or regular early retirement under the GRP within the period after July 1, 2000 equal to the employee's credited service under the GRP as of July 1, 2000 ("GROUP II EMPLOYEE"), were given rights to grow into a GRP normal or regular early retirement benefit, special early retirement benefit or disability benefit, but only to the extent provided under the Employee Transition Agreement. The GRP benefit for grow-in eligible Transferred Employees will be administered as follows:

          (i) Years of credited service under the GRP prior to July 1, 2000 shall be used to determine the amount of the GRP benefit. The benefit rates shall be those in effect at the time of retirement.

          (ii) The sum of the years of credited service under the GRP prior to July 1, 2000, plus years of service at Visteon (or any predecessor company), plus years of service under the FRP after the Transition Date, shall be used solely for the purposes of fulfilling the minimum years of credited service required as a condition of eligibility for GRP benefits, but not for the purposes of calculating the benefit amount.

          (iii) Solely for purposes of determining the contributory benefit under the GRP, Final Average Monthly Salary under the GRP shall mean the highest average monthly salary paid to a Transferred Employee by Ford or Visteon as of the five consecutive December 31 dates that occur during the 120 consecutive months ending with the last month employed by Ford.

          (iv) To the extent GRP benefits are related to completion of a specified period of credited service (e.g. Early Retirement Supplement), and the Transferred Employee meets the eligibility conditions, the amount of the benefit payable under the GRP shall be determined as follows: The Early Retirement Supplement in effect at retirement shall be multiplied by a fraction, the numerator of which shall be the years of credited service under the GRP (not to exceed thirty years) and the denominator of which shall be thirty years. For example, a Transferred Employee with ten years of GRP credited service prior to July 1, 2000 and 25 years of service with Visteon and Ford after July 1, 2000 for total combined service of 35 years shall be eligible for 10/30 of a GRP Early Retirement Supplement payable to age 62 and one month.

          (v) If a Transferred Employee does not have thirty years of eligibility service to qualify for an Early Retirement Supplement but otherwise achieves retirement eligibility, the amount of the GRP Temporary or Interim Supplement shall be determined by multiplying the rate in effect at retirement for the Temporary or Interim Supplement by the years of credited service under the GRP payable to age 62 and one month.

     (c) Transferred Employees with Retirement Eligibility Under the GRP. Pursuant to the Employee Transition Agreement, certain Ford employees who were transferred to Visteon were eligible to retire under the normal retirement, regular early retirement, special early retirement or disability benefit provisions of the GRP and had not commenced benefits as of the Employment Date. The GRP benefits for such retirement eligible Transferred Employees will be administered as follows:

          (i) Years of credited service under the GRP prior to July 1, 2000 shall be used to determine the amount of the GRP benefit. The benefit rates shall be those in effect at the time of retirement.

          (ii) The sum of the years of credited service under the GRP prior to July 1, 2000, plus years of service at Visteon (or any predecessor company), plus years of service under the FRP after the Transition Date, shall be used solely for the purposes of fulfilling the minimum years of credited service required as a condition of eligibility for GRP benefits, but not for the purposes of calculating the benefit amount.

          (iii) Solely for purposes of determining the contributory benefit under the GRP, Final Average Monthly Salary under the GRP shall mean the highest average monthly salary paid to a Transferred Employee by Ford or Visteon as of the five consecutive December 31 dates that occur during the 120 consecutive months ending with the last month employed by Ford.

          (iv) To the extent GRP benefits are related to completion of a specified period of credited service (e.g., Early Retirement Supplement), and the Transferred Employee meets the eligibility conditions, the amount of the benefit payable under the GRP shall be determined as follows: The Early Retirement Supplement in effect at retirement shall be multiplied by a fraction, the numerator of which shall be the years of credited service under the GRP (not to exceed thirty years) and the denominator which shall be thirty years. For example, a Transferred Employee with ten years of GRP credited service prior to July 1, 2000 and 25 years of service with Visteon and Ford after July 1, 2000 for total combined service of 35 years shall be eligible for 10/30 of a GRP Early Retirement Supplement payable to age 62 and one month.

          (v) If a Transferred Employee does not have thirty years of eligibility service to qualify for an Early Retirement Supplement but otherwise achieves retirement eligibility, the amount of the GRP Temporary or Interim Supplement shall be determined by multiplying the rate in effect at retirement for the Temporary or Interim Supplement by the years of credited service under the GRP and is payable to age 62 and one month.

     (d) Late Transfers. To the extent that any Transferred Employees were transferred from Ford to Visteon on any date after July 1, 2000, service under the GRP to the date of transfer will be used for purposes of Sections (b) and
(c) above.

     Section 3.02. Savings Plans. Visteon Employee contributions to the Visteon Investment Plan ("VIP") shall cease effective with the first pay period beginning after the Employment Date. Outstanding VIP loan balances will be retained in the VIP and Transferred Employees will receive coupon books from the VIP 401(k) service provider to continue loan repayments. Transferred Employees may continue to manage their accounts under the VIP, but, to the extent permitted by law, no new loans may be initiated after December 31, 2005, pursuant to existing plan terms.

     Transferred Employees as of the Employment Date may commence pretax and after tax contributions up to an aggregate of 50% of base wages in the Ford Motor Company Savings and Stock Investment Plan ("SSIP") on the same terms and conditions as other Ford employees. Transferred Employees may elect to participate in the SSIP. Ford shall cause the SSIP to mail to the Transferred Employees an enrollment package in which the Transferred Employee may select deferral percentages and designate investment elections. Eligibility for Ford Matching Contributions in the SSIP, to the extent available, shall be determined by using the Transferred Employee's Visteon service date; provided, however, that the Ford original hire date will be used for those employees who had Ford service prior to July 1, 2000. SSIP will accept rollovers of eligible VSP distributions if so elected by the Transferred Employee on the same basis as SSIP receives rollovers from other employers' qualified defined contribution plans. SSIP will accept rollovers of outstanding loan balances of only those Transferred Employees who elect to rollover assets within the specified time frame to be determined by Ford.

     Section 3.03. Health Benefits. Transferred Employees as of the Employment Date shall be eligible for the Ford-Salaried Health Care Program. Such employees shall be subject to the Ford waiting period for such coverages but Visteon service will be counted towards the waiting period. Visteon Flex Benefits will terminate at 12 a.m. on the Employment Date. Transferred Employees will be enrolled in a comparable plan as a new hire. During the Ford Flex Open Enrollment Period, Transferred Employees will be given the option to choose additional Flex benefits for the 2006 Flex Plan Year, commencing June 1, 2006. Transferred Employees shall be eligible to participate in the Ford Comprehensive Medical Plan provided they (i) had a prior Ford Service Date on or before June 1, 1995; and (ii) were enrolled in the Visteon Comprehensive Medical Plan immediately prior to the Employment Date.

     Section 3.04. Life Insurance Programs.

     (a) Company Paid Life Insurance Coverage. Transferred Employees as of the Employment Date shall be eligible for coverage through the Ford Salary Group Life and Accidental Death and Dismemberment Insurance Program effective as of the Employment Date. Transferred Employees shall be required to execute a new beneficiary designation form, as required by Ford's plan administrator. In the event of a death prior to receipt of a new beneficiary designation form, Ford shall use the last beneficiary form of record under the Visteon Group Life Insurance Program.

     (b) Employee Paid Optional Life Insurance Coverage, Spouse Group Life Insurance and Children Insurance. Payroll deduction of premiums for optional life insurance coverage, spouse group life insurance and children insurance under the Visteon plans shall cease the day prior to the Employment Date. Transferred Employees shall be eligible for coverage in approximately the same amount as was available under the Visteon plan with coverage to be effective on the Employment Date. Transferred Employees shall be required to execute a new beneficiary designation form, as required by Ford's plan administrator, in the case of optional life coverage. In the event of a death prior to receipt of a new beneficiary designation form, Ford shall use the last beneficiary form of record under the Visteon optional life insurance program.

     (c) Optional Accident Insurance. Transferred Employees as of the Employment Date shall be eligible for coverage through the Ford Optional Accident Insurance Program effective as of the Employment Date. Transferred Employees with coverage under the Visteon Optional Accident Insurance Program shall be eligible for coverage in approximately the same amount as was available under the Visteon plan and shall be required to execute a new beneficiary designation form as required by Ford's plan administrator. In the event of a death prior to receipt of a new beneficiary designation form, Ford shall use the last beneficiary form of record under the Visteon Optional Accident Insurance Program.

     Section 3.05. Disability Insurance Programs. Transferred Employees as of the Transition Date shall be eligible for coverage through the Ford Salaried Disability Insurance Program ("SALARIED DISABILITY PLAN") effective as of the Employment Date, provided, however, that the six month waiting period shall be waived and the Transferred Employees will be provided benefits as if they had seven months of service. As of the Employment Date, Transferred Employees shall be eligible for fifty (50) days of salary continuance under the Salaried Disability Plan. Upon attaining three years of service, Transferred Employees shall be eligible for sixty three (63) days of salary continuance under the Salaried Disability Plan.

     Section 3.06. Ford Post-Retirement Health, Life and Other Benefits. Except as provided below, a Transferred Employee's eligibility for Ford post-retirement health, life and other benefits shall be based on the Employment Date. A Transferred Employee who had rights to grow-into a Ford GRP Benefit (See Section 3.01(b) above) or was retirement eligible prior to July 1, 2000 (See Section 3.01(c) above), shall be eligible for Ford post-retirement benefits upon achieving eligibility for the GRP benefit and retiring. The Ford post-retirement benefits will be available on the same terms and conditions that are available to other Ford employees with such eligibility retiring at the same time. Ford will assume responsibility for any post retirement health, life and other benefits retroactive to the date of spin-off of Visteon from Ford, as further described in Amendment Number Two to the Employee Transition Agreement between Ford and Visteon.

     Section 3.07. Flexible Compensation Account. Transferred Employees will not be eligible to participate in the Ford Flexible Compensation Account. Transferred Employees with a Visteon service date prior to June 1, 2001, and who were eligible to participate in the Visteon Flexible Compensation Account, and who have more than ten years of combined Visteon and Ford service, shall have the $1,600 Flexible Compensation Account benefit incorporated into the annual base salary at Ford. For Transferred Employees with less than ten years of combined Ford and Visteon service, but who have a Visteon service date prior to June 1, 2001, the next increment in the Flexible Compensation Account grow-in will be rolled into the Ford annual base salary.

                                    ARTICLE 4
                             OTHER EMPLOYEE MATTERS

     Section 4.01. Workers' Compensation (W.C.). All claims and liabilities, which relate to injuries affecting Transferred Employees that occur on or after the Employment Date, shall be processed under the Ford self-insured W.C. Program. All claims and liabilities which relate to injuries affecting Transferred Employees which occurred prior to the Employment Date shall be processed to conclusion under the Visteon self insured or State Funded W.C. Program as appropriate.

     Section 4.02. Incentive Compensation Plans. Transferred Employees shall be eligible to participate in the Ford Performance Bonus Plan, the Ford Annual Incentive Compensation Plan, or the Ford Long Term Incentive Plan as applicable depending on salary grade or leadership level effective on the Employment Date. Payments under the Visteon Annual Incentive Plan ("AIP") and Visteon Long Term Incentive Plan ("LTIP") attributable to calendar year 2005 or prior years, if any, shall be paid by Visteon to a Transferred Employee otherwise eligible therefor according to the methodology set forth on Schedule 4.02 attached hereto, and Ford shall reimburse Visteon for certain of the costs as specified on Schedule 4.02. Visteon shall render an invoice to Ford in such form and containing such detail as Ford shall reasonably require five business days prior to the end of the month and Ford shall pay the total due on the invoice to Visteon on the last business day of the month.

     Section 4.03. Vehicle Purchase Plan and Management Lease Program. On or after the Employment Date, Transferred Employees shall be eligible to participate in the Ford Vehicle Purchase and Assignment Plans applicable to Ford salaried employees. If a Transferred Employee has a vehicle lease as of the Employment Date, Ford shall continue to pay the Visteon Vehicle Allowance to such Transferred Employee until the earlier of (i) the expiration of his or her vehicle lease, provided that such Transferred Employee presents evidence of the lease or (ii) the Transferred Employee takes delivery of a vehicle under the Ford management vehicle lease program. If a Transferred Employee does not have a vehicle lease as of the Employment Date, Ford shall continue to pay the Visteon Vehicle Allowance for the lesser of (i) a period of 12 months from the Employment Date or (ii) until such Transferred Employee takes delivery of a vehicle under the Ford management vehicle lease program.

     Section 4.04. Family Support, Garnishments and Legal Holds.

     (a) Family Support. Visteon shall notify governmental agencies in advance of the Employment Date of the change of employer in order that such agencies may refile with Ford.

     (b) Garnishments. Neither Visteon nor Ford shall notify any creditor of a Transferred Employee of the change of employer. A Transferred Employee may notify his or her creditor of the change of employer.

     (c) Legal Holds. Visteon shall inform the applicable courts in advance of the Transition Date of the change of employer and the need to refile with Ford.

     Section 4.05. Employee Wage and Benefit Liabilities. Visteon shall pay, discharge and be responsible for (i) all wages and other compensation arising out of or relating to the employment of the Transferred Employees prior to the Employment Date; (ii) any benefits arising under Visteon employee benefit plans and programs relating to claims incurred or events that took place prior to the Employment Date, including benefits with respect to claims incurred prior to the Employment Date but reported after the Employment Date; and (iii) workers' compensation claims, expenses, liabilities, or administrative responsibilities of any kind whatsoever with respect to injuries incurred prior to the Employment Date, regardless of when reported. Ford shall pay, discharge and be responsible for (i) all wages and other compensation arising out of or relating to the employment of the Transferred Employees on or after the Employment Date; (ii) any benefits arising under Ford employee benefit plans or programs applicable to Transferred Employees relating to claims incurred or events that took place on or after the Employment Date; and (iii) workers' compensation claims, expenses, liabilities, or administrative responsibilities of any kind whatsoever with respect to injuries incurred after the Employment Date.

     Section 4.06. Communications. No communication to or with respect to Visteon Employees covering the transactions contemplated by this Agreement shall be released without the mutual agreement of Visteon and Ford.

                                    ARTICLE 5
                                 INDEMNIFICATION

     Section 5.01. Indemnity. Ford shall indemnify Visteon and its affiliates ("VISTEON INDEMNITEES") against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against any Visteon Indemnitee) incurred or suffered by any Visteon Indemnitee arising out of (i) breach of any agreement made by Ford hereunder; (ii) employment claims of Transferred Employees based on conditions or actions which arise or take place subsequent to the Employment Date; or (iii) any claim by Transferred Employees (or their dependents or beneficiaries), arising out of or in connection with the operation, administration, funding or termination of any of Ford's employee benefit plans or programs applicable to Transferred Employees after the Employment Date, including, without limitation, claims made to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor ("DOL"), the Internal Revenue Service ("IRS"), the Securities and Exchange Commission ("SEC") or comparable federal or national agencies in the United States.

     Visteon shall indemnify Ford and its affiliates ("FORD INDEMNITEES") against and agrees to hold them harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against any Ford Indemnitee incurred or suffered by any Ford Indemnitee arising out of
(i) breach of any agreement made by Visteon hereunder; (ii) employment claims of Transferred Employees whenever made based on conditions or actions which arose or took place prior to the Employment Date; or (iii) any claim by Transferred Employees (or their dependents or beneficiaries), arising out of or in connection with the operation, administration, funding or termination of any of Visteon's employee benefit plans or programs applicable to Transferred Employees prior to the Employment Date or in connection with the operation and administration of any such plans on or after the Employment Date, including, without limitation, claims made to the PBGC, DOL, IRS, SEC or comparable federal or national agencies in the United States.

     Section 5.02. Procedure for Indemnity. The procedure for indemnification under this Article 5 shall be the same procedure set forth in Section 7.03 of the Visteon Salaried Employee Lease Agreement dated as October 1, 2005 between Visteon and ACH ("VISTEON SALARIED EMPLOYEE LEASE AGREEMENT").

     Section 5.03. Survival of Indemnity Provisions. The provisions of this Article shall survive the termination of this Agreement indefinitely or until the latest date permitted by applicable law.

                                    ARTICLE 6
                               GENERAL PROVISIONS

     Section 6.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received) and shall be given,
     if to Ford to:     Ford Motor Company
                        Office of the Secretary
                        One American Road
                        11th Floor World Headquarters
                        Dearborn, Michigan 48126
                        Facsimile No.: (313) 248-8713
                        E-mail: psherry@ford.com

                        with a copy to:

                        Ford Motor Company
                        Office of the General Counsel
                        One American Road
                        320 World Headquarters
                        Dearborn, Michigan 48126
                        Facsimile No.: (313) 337-3209
                        E-mail: bgoricha@ford.com

                        and to:

                        Davis Polk & Wardwell
                        450 Lexington Ave
                        New York, New York 10017
                        Attention: Paul Kingsley
                        Facsimile No.: (212) 450-3800
                        E-mail: paul.kingsley@dpw.com

     if to Visteon, to: Visteon Corporation
                        One Village Center Drive
                        Van Buren Township, Michigan 48111
                        Attention: General Counsel
                        Facsimile No.: (734) 710-7132
                        E-mail: jdonofri@visteon.com

                        with a copy to:

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, New York 10153
                        Attention: Michael E. Lubowitz, Esq.
                        Facsimile No.: (212) 310-8007
                        E-mail: Michael.lubowitz@weil.com

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 6.02. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 6.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

     Section 6.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto. Upon any such permitted assignment, the references in this Agreement to ACH shall also apply to any such assignee unless the context otherwise requires.

     Section 6.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Michigan, without regard to the conflicts of law rules of such state.

     Section 6.06. Dispute Resolution. If a dispute arises between the Parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including but not limited to damages, injunctive relief and specific performance:

          (a) The Parties promptly shall hold a meeting of senior executives with decision-making authority to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided that no Party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled.

          (b) If the Parties are unable to negotiate a mutually satisfactory resolution as provided above, then upon request by either Party, the matter shall be submitted to binding arbitration before a sole arbitrator in accordance with the CPR Rules, including discovery rules, for Non-Administered Arbitration. Within five business days after the selection of the arbitrator, each Party shall submit its requested relief to the other Party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each Party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one Party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one Party's requested relief as to certain claims or counterclaims and the other Party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other Party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator will enter a final ruling that adopts in whole such requested relief. The arbitrator will limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from those submitted by the Parties.

          (c) Arbitration shall take place in the City of Dearborn, Michigan unless the Parties agree otherwise or the arbitrator selected by the Parties orders otherwise. Punitive or exemplary damages shall not be awarded. This Section 6.06 is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

     Section 6.07. Jurisdiction. Subject to Section 6.06, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court sitting in Michigan or any Michigan State court sitting in Wayne County or Oakland County, Michigan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Michigan, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

     Section 6.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 6.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns under Section 6.04.

     Section 6.10. Entire Agreement. This Agreement, the Employee Transition Agreement, and the other documents executed in connection with the transaction constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and the other transaction documents.

     Section 6.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 6.12. Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 6.07, in addition to any other remedy to which they are entitled at law or in equity.

     Section 6.13. Failure to Implement Competitive Local Operating Agreements. In the event that either of the Plants is unable to implement COA's by the closing date of the restructuring transactions, then such Plant shall remain a ACH asset and shall not be transferred to Ford. In such event, this Agreement will be null and void as to such Visteon Employees associated with such Plant and such employees will remain Visteon Employees and will not be transferred to Ford under the terms of this Agreement but shall become leased employees under the Visteon Salaried Employee Lease Agreement.

     IN WITNESS WHEREOF, Ford and Visteon have caused this Agreement to be executed in multiple counterparts by their duly authorized representatives.

                                        FORD MOTOR COMPANY


                                        By: /s/ Donat R. Leclair
                                            ------------------------------------
                                        Name: Donat R. Leclair
                                              ----------------------------------
                                        Title: Executive Vice President
                                               and Chief Financial Officer
                                               ---------------------------------
                                        Date:  October 1, 2005
                                              ----------------------------------


                                        VISTEON CORPORATION


                                        By: /s/ James F. Palmer
                                            ------------------------------------
                                        Name: James F. Palmer
                                              ----------------------------------
                                        Title: Executive Vice President
                                               and Chief Financial Officer
                                               ---------------------------------
                                        Date:  October 1, 2005
                                              ----------------------------------